Exhibit 10.3

CHINA BCT PHARMACY GROUP, INC.
2010 OMNIBUS SECURITIES AND INCENTIVE PLAN
STOCK OPTION AGREEMENT
EMPLOYEE NON-QUALIFIED STOCK OPTION

THIS AGREEMENT made as of June 27, 2010, by and between China BCT Pharmacy Group, Inc., a Delaware corporation (the “Company”), and Xiaoyan Zhang (the “Optionee”).

WITNESSETH:

WHEREAS, the Company has adopted the China BCT Pharmacy Group, Inc. 2010 Omnibus Securities and Incentive Plan (the “Plan”) for the benefit of its employees, nonemployee directors and consultants and the employees, nonemployee directors and consultants of its affiliates, and

WHEREAS, the Committee has authorized the grant to the Optionee of an Option under the Plan, on the terms and conditions set forth in the Plan and as hereinafter provided,

NOW, THEREFORE, in consideration of the premises contained herein, the Company and the Optionee hereby agree as follows:

1. Definitions.

Terms used in this Agreement which are defined in the Plan shall have the same meaning as set forth in the Plan.

2. Grant of Option.

The Committee hereby grants to the Optionee an option to purchase 490,000 shares of the Company’s Common Stock (“Shares”) for an Option price per Share equal to $4.00 (not less than the Fair Market Value of a Share on the date of the grant of the Option) (the “Option”). The Option is intended by the Committee to be a Non-Qualified Stock Option and the provisions hereof shall be interpreted on a basis consistent with such intent.

3. Option Terms and Exercise Period.

(a) The Option shall be exercised, and payment by the Optionee of the Option price shall be made, pursuant to the terms of the Plan.

(b) All or any part of the Option may be exercised by the Optionee no later than the tenth (10th) anniversary of the date of this Agreement.

(c) This Agreement and the Option shall terminate on the earlier of (i) the tenth (10th) anniversary of the date of this Agreement, or (ii) the date as of which the Option has been fully exercised.

4. Vesting.

The Option shall vest and become exercisable with respect to all of the Shares solely if the Company’s after-tax net income for fiscal 2010 equals at least U.S. $26,000,000 (excluding any non-cash expenses) (the “2010 Income Target”), determined on the basis of the Company’s audited financial statements for its 2010 fiscal year, as confirmed by the Company’s independent auditor in its report on said financial statements (the “Audit Report”).  If the 2010 Income Target is met, the Option shall vest and become exercisable on the date on which the Audit Report is dated, and if the Option does not become exercisable on account of the failure to meet the 2010 Income Target, the Option shall terminate on the date on which the Audit Report is dated.

5. Termination of Employment.

Sections 6.2 and 6.4 of the Plan shall control.

6. Restrictions on Transfer of Option.

This Agreement and the Option shall not be transferable otherwise than (a) by will or by the laws of descent and distribution or (b) by gift to any Family Member of the Optionee, and the Option shall be exercisable, during the Optionee’s lifetime, solely by the Optionee, except on account of the Optionee’s Permanent and Total Disability or death, and solely by the transferee in the case of a transfer by gift to a Family Member of the Optionee.

7. Exercise of Option.

(a) The Option shall become exercisable at such time as shall be provided herein or in the Plan and shall be exercisable by written notice of such exercise, in the form prescribed by the Committee, to the Secretary of the Company, at its principal office. The notice shall specify the number of Shares for which the Option is being exercised.

(b) Subject to Sections 7(c) and 7(d), Shares purchased pursuant to the Option shall be paid for in full at the time of such purchase in cash, in Shares, including Shares acquired pursuant to the Plan, or part in cash and part in Shares. Shares transferred in payment of the Option price shall be valued as of the date of transfer based on their Fair Market Value.

(c) The Option price may be paid, in whole or in part, by (i) an immediate market sale or margin loan as to all or a part of the Shares to which the Optionee shall be entitled to receive upon exercise of the Option, pursuant to an extension of credit by the Company to the Optionee of the Option price (or portion thereof to be so paid), (ii) the delivery of the Shares from the Company directly to a brokerage firm, and (iii) the delivery of the Option price from sale or margin loan proceeds from the brokerage firm directly to the Company.

(d) The Option price may be paid, in whole or in part, by reducing the number of Shares to be issued upon exercise of the Option by the number of Shares having an aggregate Fair Market Value equal to the Option price (or portion thereof to be so paid) as of the date of the Option’s exercise.

8. Regulation by the Committee.

This Agreement and the Option shall be subject to the administrative procedures and rules as the Committee shall adopt. All decisions of the Committee upon any question arising under the Plan or under this Agreement, shall be conclusive and binding upon the Optionee and any person or persons to whom any portion of the Option has been transferred by will, by the laws of descent and distribution or by gift to a Family Member of the Optionee.

9. Rights as a Stockholder.

The Optionee shall have no rights as a stockholder with respect to Shares subject to the Option until certificates for Shares of Common Stock are issued to the Optionee.

10. Reservation of Shares.

With respect to the Option, the Company hereby agrees to at all times reserve for issuance and/or delivery upon payment by the Optionee of the Option price, such number of Shares as shall be required for issuance and/or delivery upon such payment pursuant to the Option.

11. Delivery of Share Certificates.

Within a reasonable time after the exercise of the Option the Company shall cause to be delivered to the Optionee, his or her legal representative or his or her beneficiary, a certificate for the Shares purchased pursuant to the exercise of the Option.

12. Withholding.

In the event the Optionee elects to exercise the Option (or any part thereof), the Company or an Affiliate shall be entitled to deduct and withhold the minimum amount necessary in connection with the issuance of Shares to the Optionee to satisfy its withholding obligations under any and all federal, state or local tax rules or regulations.

13. Amendment.

The Committee may amend this Agreement at any time and from time to time; provided, however, that no amendment of this Agreement that would materially and adversely impair the Optionee’s rights or entitlements with respect to the Option shall be effective without the prior written consent of the Optionee (unless such amendment is required in order to cause the Award hereunder to qualify as “performance-based” compensation within the meaning of Section 162 (m) of the Code and applicable interpretive authority thereunder).

14. Plan Terms.

The terms of the Plan are hereby incorporated herein by reference.

15. Effective Date of Grant.

The Option shall be effective as of the date first written above.

16. Optionee Acknowledgment.

By executing this Agreement, the Optionee hereby acknowledges that he or she has received and read the Plan and this Agreement and that he or she agrees to be bound by all of the terms of both the Plan and this Agreement.

ATTEST:	CHINA BCT PHARMACY GROUP, INC.

/s/ Yong Jun Zhang 6/28/10 Date	By: /s/ Hui Tian Tang Its: Chief Executive Officer , Optionee Xiaoyan Zhang	6/28/10 Date 6/28/10 Date

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